Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-185318 on Form S-8, and No. 333-214759 on Form S-3ASR of our reports dated January 28, 2019 relating to the consolidated financial statements of Jefferies Financial Group Inc. (formerly Leucadia National Corporation) and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an emphasis-of-matter paragraph relating to the change in fiscal year end from December 31 to November 30), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Transition Report on Form 10-K of the Company for the transition period from January 1, 2018 to November 30, 2018.

/s/Deloitte & Touche LLP

New York, New York
January 28, 2019